AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”) is made as of this 15th day of November, 2012, by and between Mason Street Advisors, LLC, a Delaware limited liability company (the “Adviser”) and Credit Suisse Asset Management, LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, the Northwestern Mutual Series Fund, Inc. (the “Company”) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and is authorized to issue shares of the Commodities Return Strategy Portfolio, a separate series of the Company (the “Portfolio”);

WHEREAS, the NMSF Cayman Commodity Fund, Ltd. (the “Subsidiary”) has been organized as a wholly-owned subsidiary of the Portfolio to act for and on behalf of the Portfolio in order to effect certain investments on behalf of the Portfolio consistent with the Portfolio’s investment objectives and policies specified in its prospectus and statement of additional information (together, and as each may be amended, restated or otherwise modified from time to time, the “Prospectus”);

WHEREAS, the Adviser and the Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement dated March 8, 2011 (the “Agreement”), pursuant to which the Sub-Adviser provides investment advisory services to the Subsidiary; and

WHEREAS, the Adviser and the Sub-Adviser desire to amend and restate the Agreement to include the terms and conditions set forth in this Amended and Restated Investment Sub-Advisory Agreement (the Agreement, as amended and restated hereby, shall be referred to hereinafter as the “Agreement”).

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Appointment. The Adviser hereby appoints and retains the Sub-Adviser to act as the investment sub-adviser for the Subsidiary, for the period and on the terms and conditions contained in this Agreement. By execution of this Agreement, the Sub-Adviser hereby accepts such appointment as sub-adviser for the Subsidiary with full discretion and agrees to perform the services set forth herein, for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Subsidiary or the Adviser in any way or otherwise be deemed an agent of the Subsidiary or the Adviser.

2. Services. Subject to supervision and oversight by the Adviser and the Subsidiary’s Board of Directors, the Sub-Adviser shall supervise, manage and direct the invesment of theSubsidiary’s assets in accordance with the Prospectus, the Subsidiary’s Memorandum and Articles of Association (as amended, restated or otherwise modified from time to time (the “Articles”), and with such further guidelines as the Adviser may from time to time communicate in writing to the Sub-Adviser. The Sub-Adviser will conduct a continual program of evaluation, investment, sale and reinvestment of the assets in the Subsidiary by determining the securities and other investments that shall be purchased, entered into, sold, closed or exchanged, when these transactions should be executed, and what portion of the Subsidiary should be held in the various securities and other investments in which it may invest, and what portion of the Subsidiary should be held uninvested in cash. The Adviser hereby delegates to the Sub-Adviser the authority to invest and reinvest assets in the Subsidiary (including the authority to place purchase and sale orders on behalf of the Subsidiary) at such times and in such manner as the Sub-Adviser deems advisable in accordance with the Prospectus, the Articles and such further guidance as the Adviser may from time to time provide in writing to the Sub-Adviser.

In performing its duties hereunder, the Sub-Adviser:

(a) Shall act in conformity with (i) the Prospectus; (ii) the Subsidiary’s policies and procedures as provided to the Sub-Adviser; (iii) the Subsidiary’s Articles; (iv) the instructions and directions of the Adviser and of the Subsidiary’s Board of Directors; and (v) the applicable requirements of the 1940 Act, Section 817(h) and Subchapter M of the Internal Revenue Code of 1986, as amended, the Commodity Exchange Act and all other applicable federal and state laws and regulations, as each is amended from time to time.

(b) Shall be responsible for the purchase, sale, exchange or conversion of foreign currency in the spot or forward markets in connection with trades on behalf of the Subsidiary in unrestricted markets. Conversion of currencies into and out of the base currency of the Subsidiary in restricted markets and generally income repatriation transactions will be the responsibility of the Subsidiary’s custodian.

(c) Shall be responsible for broker-dealer selection and for the negotiation of commission rates and, absent instructions from the Adviser to the contrary, the Sub-Adviser is authorized to place purchase and sale orders for the Subsidiary with brokers and/or dealers selected by the Sub-Adviser. The Sub-Adviser may give a copy of this Agreement to any broker, dealer or other party to a transaction as evidence of its authority to act on the Subsidiary’s behalf. In executing transactions for the Subsidiary and selecting brokers or dealers, the Sub-Adviser will seek to obtain the best price and execution available and shall execute or direct the execution of all such transactions in conformity with applicable laws and in a manner that is consistent with its fiduciary obligations to the Subsidiary and its other clients. In assessing the best price and execution available for transactions involving the Subsidiary, the Sub-Adviser will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis. Subject to such policies as the Subsidiary’s Board of Directors or Adviser may determine and communicate in writing to the Sub-Adviser, and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sub-Adviser shall not be deemed to have acted unlawfully or have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Subsidiary to pay a broker or dealer, acting as agent, for effecting a portfolio transaction for the Subsidiary at a price in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to the Subsidiary and to its other clients as to which it exercises investment discretion.

(d) May, but shall be under no obligation to, on occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Subsidiary as well as other clients of the Sub-Adviser, and to the extent permitted by applicable laws and regulations, aggregate the securities to be so purchased or sold in order to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be equitable and consistent with its fiduciary obligations to the Subsidiary in question and to such other clients.

(e) Shall make available to the Board of Directors of the Subsidiary and the Adviser at reasonable times and at its expense its portfolio managers and other appropriate personnel, either in person (typically once per year) or, at the mutual convenience of the Adviser and the Sub-Adviser, by telephone, in order to review the investment policies, performance and other investment related information regarding the Subsidiary and to consult with the Board and the Adviser regarding the Subsidiary’s investment affairs, including economic, statistical and investment matters related to the Sub-Adviser’s duties hereunder, and will provide periodic reports to the Adviser relating to the investment strategies it employs as well as the Sub-Adviser’s duties hereunder. The Sub-Adviser will provide the Board such other periodic and special reports as the Board may reasonably request.

(f) Shall assist in the fair valuation of all Subsidiary securities in accordance with procedures adopted by the Board of Directors of the Subsidiary, as amended from time to time, and communicated to the Sub-Adviser. The Sub-Adviser will use its reasonable good faith efforts to provide, based upon its own expertise, and to arrange with parties independent of the Sub-Adviser such as broker-dealers for the provision of, valuation information or prices for securities for which prices are deemed by the Adviser or the Subsidiary’s fund accounting agent not to be readily available in the ordinary course of business from an automated pricing service. In addition, the Sub-Adviser will assist the Subsidiary and its agents in determining whether prices obtained for valuation purposes accurately reflect market price information relating to the assets of the Subsidiary at such times as the Adviser shall reasonably request, including but not limited to, the hours after the close of a securities market and prior to the daily determination of the Subsidiary’s net asset value per share.

(g) Shall provide the Adviser and/or the Adviser’s Chief Compliance Officer with such compliance reports as may be requested from time to time. Notwithstanding the foregoing, the Sub-Adviser will promptly report to the Adviser any material violations of the federal securities laws (as defined in Rule 38a-1 of the 1940 Act) that it is or should be aware of or of any material violation of the Sub-Adviser’s compliance policies and procedures that pertain to the Subsidiary.

(h) Shall cooperate fully with counsel and auditors for, and the Chief Compliance Officers of, the Adviser, the Subsidiary and its Board of Diretors, as applicable.

(i) Shall, unless otherwise directed by the Adviser or the Subsidiary’s Board of Directors, vote all proxies received in accordance with the Subsidiary’s proxy voting policy or, if the Sub-Adviser has a proxy voting policy approved by the Subsidiary’s Board of Directors, the Sub-Adviser’s proxy voting policy. In connection with its responsibilities hereunder, the Sub-Adviser may retain a third party to provide proxy voting and ancillary administrative services. The Adviser shall instruct the Subsidiary’s custodian to forward or cause to be forwarded to the Sub-Adviser all relevant proxy solicitation materials.

(j) Shall (i) assist in the preparation of disclosures regarding factors that have affected the performance of the Subsidiary’s assets, including the relevant market conditions and the investment strategies and techniques used by the Sub-Adviser, for each period as requested by the Adviser; and (ii) review draft reports to shareholders and other documents provided or available to it and provide comments on a timely basis. In addition, the Sub-Adviser and each officer and portfolio manager thereof designated by the Adviser will provide on a timely basis such certifications or sub-certifications as the Adviser may reasonably request in order to support and facilitate certifications required to be provided by the Subsidiary’s Principal Executive Officer and Principal Accounting Officer.

(k) Shall be responsible for the preparation and filing of Form 13F on behalf of the Subsidiary, unless otherwise directed by the Adviser.

(l) Shall monitor and comply with the Subsidiary’s investment objectives, policies and applicable investment restrictions and limitations and, with respect to any Subsidiary investments in foreign jurisdictions, any investment restrictions, limitations and investment-related reporting requirements imposed by such foreign jurisdictions.

(m) Shall promptly notify the Adviser in the event that the Sub-Adviser becomes aware:

(1) that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment manager pursuant to this Agreement;

(2) that it is the subject of an administrative proceeding or enforcement action by the Securities and Exchange Commission (the “Commission”) or other regulatory authority other than in instances where the Sub-Adviser would be prohibited from sharing the information as non-public under applicable rules;

(3) of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser or its duties hereunder that is not contained in theProspectus, but that is required to be disclosed therein, or in the Articles, and of any statement contained therein that becomes untrue in any material respect;

(4) of a change or any anticipated change in the portfolio manager(s) assigned to manage the assets of the Subsidiary hereunder; or

(5) of any reorganization or change in the Sub-Adviser, including any change in its ownership or key employees.

(n) Shall use the same skill and care in providing services to the Subsidiary as it uses in providing services to fiduciary accounts for which it has investment responsibility.

(o) Is hereby prohibited from consulting with any other sub-advisers of the Subsidiary, other sub-advisers to another portfolio of the Company, or other sub-advisers to a portfolio under common control with the Subsidiary concerning transactions of the Subsidiary in securities or other assets.

(p) Shall provide such other services on behalf of the Subsidiary as the Adviser and the Sub-Adviser may mutually agree in writing from time to time.

3.	Futures and Options.

(a) If allowed by the Subsidiary’s investment objectives, policies and investment restrictions and limitations as stated in the Articles or Prospectus, the Sub-Adviser’s investment authority shall include the authority to purchase, sell, cover open positions, and generally to deal in financial futures contracts and options thereon in accordance with the Articles and Prospectus.

(b) The Sub-Adviser, on behalf of the Subsidiary, shall: (i) open and maintain brokerage accounts for financial futures and options (such accounts hereinafter referred to as “brokerage accounts”) on behalf of and in the name of the Subsidiary and (ii) enter into, for and on behalf of the Subsidiary, standard customer agreements with a broker or brokers. The Sub-Adviser may, using such of the securities and other property of the Subsidiary as the Sub-Adviser deems necessary or desirable, direct the Subsidiary’s custodian to deposit, on behalf of the Subsidiary, original and maintenance brokerage deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Sub-Adviser deems desirable or appropriate. Notwithstanding the foregoing, the Adviser shall have the ultimate authority to determine how brokerage accounts shall be set up.

(c) The Sub-Adviser is registered with the National Futures Association (“NFA”) as a commodity trading advisor (“CTA”). The Sub-Adviser agrees that it will provide commodity interest trading advice in its capacity as a registered CTA.

(d) The Sub-Adviser agrees to reasonably cooperate with the Adviser in connection with the preparation of, and to provide all information in its possession necessary to complete, all disclosures, reports, forms and other filings on behalf of the Subsidiary required by the Commodity Futures Trading Commission (“CFTC”) or NFA.

4.	Duties of Adviser.

(a) The Adviser has entered into an Advisory Agreement dated March 8, 2011 with the Subsidiary (the “Advisory Agreement”). The Adviser shall continue to have responsibility for all services to be provided to the Subsidiary pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement.

(b) The Adviser has delivered to the Sub-Adviser copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

(1) A complete copy of the Subsidiary’s current Articles as effective from time to time; and

(2) Such other documents or instruments governing the investments of the Subsidiary as are necessary for the Sub-Adviser to carry out its obligations under this Agreement.

5.	Custody of Subsidiary Assets.

(a) The Subsidiary’s assets shall be held at all times by such entity or entities engaged by the Company to be the custodian (collectively, the “custodian”). The Adviser shall promptly notify the Sub-Adviser in the event of any change in the identity of the custodian for the Subsidiary. Neither the Adviser nor the Sub-Adviser shall have possession or custody of any assets in the Subsidiary. All payments, distributions and other transactions in cash or securities in respect of the Subsidiary shall be made directly to or from the custodian. The Adviser shall provide or direct the custodian to provide to the Sub-Adviser from time to time such reports concerning assets, receipts and disbursements with respect to the Subsidiary as the Sub-Adviser may reasonably request.

(b) The Sub-Adviser shall provide the custodian on each business day with all necessary information relating to all transactions concerning the assets of the Subsidiary and shall provide the Adviser with such information upon request of the Adviser. With respect to securities to be purchased or sold through the Depository Trust Company, the Sub-Adviser shall arrange for the automatic transmission of the I.D. confirmation of the trade to the Subsidiary’s custodian. The Sub-Adviser may issue such instructions to the custodian as may be appropriate in connection with the settlement of transactions initiated by the Sub-Adviser.

(c) The Sub-Adviser will be responsible for providing Subsidiary trades to the Subsidiary’s fund accounting agent for inclusion in the daily calculation of the Subsidiary’s net asset value (“NAV”) in a manner, and in accordance with such time requirements established by the Adviser. In the event trade data is not delivered by the Sub-Adviser in accordance with such requirements and the Sub-Adviser’s failure causes an error that is material to the Subsidiary, the Sub-Adviser shall reimburse the Subsidiary pursuant to the Subsidiary’s NAV Error Policy, as communicated to the Sub-Adviser.

6.	Compensation and Expenses.

(a) For the services to be provided by the Sub-Adviser pursuant to this Agreement for the Subsidiary, the Adviser will pay to the Sub-Adviser as full compensation therefor a fee at an annual rate equal to a percentage of the Subsidiary’s average daily net assets managed by the Sub-Adviser, as set forth on Schedule A. This fee will be paid to the Sub-Adviser from the Adviser’s advisory fee for such Subsidiary. This fee will be computed daily and paid to the Sub-Adviser monthly. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proration which such period bears to the full month in which such effectiveness or termination occurs.

(b) During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under the Agreement.

(c) The Sub-Adviser will not agree to a lower effective fee rate with any other comparable client, as defined hereinafter, without simultaneously offering the same effective fee rate to the Adviser for the Subsidiary, pursuant to this Agreement. For purposes of this provision, the term “comparable client” shall mean any controlled foreign corporation of a U.S. registered investment company, that (1) enters into an investment management agreement with the Sub-Adviser after the date hereof (that is not a renewal, extension of or an amendment of an existing agreement) and (2) receives substantially similar investment management services to those provided to the Subsidiary, including without limitation, having substantially similar investment guidelines, restrictions and objectives and is an enhanced index fund. The determination of the applicability of this provision to any comparable client shall be made at the time of the Sub-Adviser’s agreement to an effective fee rate.

7. Representations and Warranties of Sub-Adviser. The Sub-Adviser represents, warrants and agrees as follows:

(a) The Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and will continue to be so registered while this Agreement is in effect.

(b) The Sub-Adviser is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement and has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement.

(c) The Sub-Adviser has provided the Adviser and the Company with a copy of its Form ADV as most recently filed with the Commission, and will promptly after filing any amendment to its Form ADV with the Commission, furnish a copy of such amendment to the Adviser.

(d) The Sub-Adviser has adopted a code of ethics meeting the requirements of Rule 17j-1 under the 1940 Act and the requirements of Rule 204A-1 under the Advisers Act and has provided the Adviser and the Board of Directors of the Subsidiary a copy of such code of ethics, together with evidence of its adoption, and will promptly provide copies of any changes thereto, together with evidence of their adoption. Upon request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will supply the Adviser a written report that (A) describes any issues arising under the code of ethics or procedures since the Sub-Adviser’s last report, including but not limited to material violations of the code of ethics or procedures and sanctions imposed or remedial action taken in response to the material violations; and (B) certifies that the procedures contained in the Sub-Adviser’s code of ethics are reasonably designed to prevent “access persons” from violating the code of ethics.

(e) The Sub-Adviser has in place compliance policies and procedures that are reasonably designed to prevent violations of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons. Upon request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will supply the Adviser a written report that (A) describes material amendments made to the Sub-Adviser’s policies and procedures since the Sub-Adviser’s last report; (B) describes any issues arising under the Sub-Adviser’s policies and procedures since the Sub-Adviser’s last report, including but not limited to material violations of any such policies or procedures and sanctions imposed or remedial action taken in response to the material violations; and (C) certifies that the policies and procedures are adequate in design and operation to prevent violations of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons.

(f) The Sub-Adviser has provided the custodian and the Adviser with a list of individuals who are authorized to provide instructions (including verbal, written, or by way of straight-through processing) to the Subsidiary’s custodian to act on any matters and/or to take any actions with respect to the cash or securities of the Subsidary (such individuals hereinafter referred to as “authorized persons” and such list as the “authorized persons list”). Each authorized person shall have a business need to have the ability to move cash and/or securities to and from the Subsidiary’s custody accounts within the scope of authority indentified on the authorized persons list. In the event any person on the authorized persons list no longer has a business need to access the Subsidiary’s custody accounts, whether resulting from a change in job responsibilities, a termination of employment or otherwise, the Sub-Adviser will promptly provide the custodian and the Adviser with an updated authorized persons list reflecting the removal of such person. The Sub-Adviser shall provide the Adviser with an updated authorized persons list each time it amends the list to add an authorized person. Upon the request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will provide the Adviser with a current authorized persons list.

8. Representations and Warranties of Adviser. The Adviser represents, warrants and agrees as follows:

(a) The Adviser is registered as an investment adviser under the Advisers Act and will continue to be so registered while this Agreement is in effect.

(b) To the extent and at such time as required by the NFA, the Adviser will be registered as a “commodity pool operator” with the NFA while this Agreement remains in effect.

(c) The Adviser is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement and has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement.

(d) The Adviser has received a copy of the Sub-Adviser’s Form ADV, Part II.

9. Books and Records. The Sub-Adviser shall keep the Subsidiary’s books and records required to be maintained with respect to the services provided by the Sub-Adviser pursuant to Section 2 of this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Subsidiary and the Portfolio required by Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records that it maintains on behalf of the Subsidiary are property of the Subsidiary and the Sub-Adviser will surrender promptly to the Subsidiary any of such records upon the Subsidiary’s request; provided, however, that the Sub-Adviser may retain a copy of such records for the sole purpose of complying with applicable law and in accordance with its internal recordkeeping policies. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and to provide reasonable advance notice to the Adviser of its intention to destroy any such records after the expiration of the applicable retention period.

10. Limitation of Liability. The Sub-Adviser shall not be liable for any error of judgment or for any loss suffered by the Portfolio or the Adviser in connection with the performance of its obligations under this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services, or a loss resulting from willful misfeasance, bad faith or gross negligence on the Sub-Adviser’s part in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement, except as may otherwise be provided by the 1940 Act or under the provisions of other federal securities laws or applicable state law which cannot be waived or modified hereby.

11. Term and Termination. This Agreement shall become effective upon the date first above written. Thereafter, this Agreement shall continue in effect from year to year, subject to the termination provisions and all other terms and conditions hereof; provided, however, that this Agreement may be terminated (a) by the Subsidiary at any time, without the payment of any penalty, by the vote of a majority of the Subsidiary’s directors or by the vote of a majority of the outstanding voting securities of the Subsidiary, (b) by the Adviser at any time, without the payment of any penalty, on 60 days’ written notice to the other party, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 90 days’ written notice to the other party. This Agreement shall terminate automatically upon any termination of the Advisory Agreement. This Agreement shall terminate automatically and immediately in the event of its assignment. As used in this Section 11, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such Exemptive Orders or other exceptions as may be granted by the Commission under the 1940 Act.

12. Services to Other Clients. The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others. The Sub-Adviser shall render unimpaired services to the Adviser and the Subsidiary regardless of the similar services it renders to its other clients. Nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser’s partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature.

13.	Confidentiality; Use of Names.

(a) All information (i) provided by the Adviser, the Company, the Subsidiary or the custodian to the Sub-Adviser or (ii) developed by the Sub-Adviser (which development relates solely to the Subsidiary and not to any other accounts managed by the Sub-Adviser) in the course of performing its obligations under this Agreement shall be held as confidential by the Sub-Adviser; provided, however, the Sub-Adviser shall be permitted to disclose or communicate to a proper party such information (i) as authorized in this Agreement, (ii) to the extent necessary for performance under this Agreement or to meet the requirements set forth herein, or (iii) as required by applicable law. It is understood that Section 13(a)(ii) does not permit the Sub-Adviser to disclose information that is specifically identifiable to the Subsidiary. The Sub-Adviser shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information it obtains or prepares and maintains pursuant to this Agreement or in the course of performing its duties hereunder.

(b) The Sub-Adviser shall not use the name, trade name, trademarks, service marks and/or logo of the Adviser, The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”), and/or any subsidiaries or affiliates of Northwestern Mutual in any communications (written, verbal or electronic), including publicity releases, advertising or sales activities or brochures, or similar written materials or activities, other than in communications which are solely internal to the Sub-Adviser or are with the Adviser, the Portfolio, the Subsidiary or any of their respective officers, directors or employees, without the prior written consent of the Adviser. The Sub-Adviser hereby acknowledges that its name and/or trade name (the “Sub-Adviser Name”) may be used for identification purposes as a part of or adjacent to the legal name of the Subsidiary, and as such, may be used routinely in the ordinary course of business in filings with state and federal regulators, in internal communications, in reports to and communications with shareholders, in fund fact sheets and other marketing materials and in materials provided to the Board of Directors of the Subsidiary (collectively, the “Subsidiary Communications”). The Sub-Adviser hereby grants the Adviser and the Portfolio the right to use the Sub-Adviser Name in Subsidiary Communications.

14. No Personal Liability. No director or shareholder of the Subsidiary shall be personally liable for any debts, liabilities, obligations or expenses incurred by, or contracted for under this Agreement.

15. Notices. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Adviser at:

Mason Street Advisors, LLC
720 East Wisconsin Avenue
Milwaukee, WI 53202
Attention: Kate M. Fleming, Vice President-Operations

To the Sub-Adviser at:

Credit Suisse Asset Management, LLC
One Madison Avenue
New York, NY 10010
Attention: Nelson Louie and Christopher Burton

With a copy to:

General Counsel
One Madison Avenue
New York, NY 10010

16. Amendments. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

17. Governing Law. This Agreement shall be governed by the laws of the state of Delaware.

18. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.

19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; all such counterparts shall, together, constitute only one instrument.

20. Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

21. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

MASON STREET ADVISORS, LLC		CREDIT SUISSE ASSET MANAGEMENT, LLC

By: /s/ JEFFERSON V. DEANGELIS		By: /s/ JOHN G. POPP

Name:	Jefferson V. DeAngelis	Name:	John G. Popp

Title: President		Title: Managing Director

SCHEDULE A

TO

AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

MASON STREET ADVISORS, LLC

AND

CREDIT SUISSE ASSET MANAGEMENT, LLC

DATED NOVEMBER 15, 2012

Portfolio	Fee
NMSF Cayman Commodity Fund	0.42% on first $50 million in assets; plus
0.37% on next $100 million in assets; plus
0.32% on assets over $150 million